SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2004

ARIZONA PUBLIC SERVICE COMPANY

(Exact name of registrant as specified in its charter)

Arizona	1-4473	86-0011170

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 North Fifth Street, P.O. Box 53999, Phoenix, Arizona	85004

(Address of principal executive offices)	(Zip Code)

(602) 250-1000 (Registrant’s telephone number, including area code)

NONE (Former name or former address, if changed since last report)

Item 5. Other Events.
SIGNATURES

Item 5. Other Events.

Regulatory Matters

     Palo Verde Nuclear Generating Station

     On June 14, 2004, a transmission system problem in Arizona resulted in the shutdown of several generating units in central Arizona, including the three units at the Palo Verde Nuclear Generating Station (“PVNGS”) located west of Phoenix. Arizona Public Service Company ("APS" or the "Company") is the operator of PVNGS, and has a 29.1% interest in the 3900 megawatt station. The PVNGS units, which were not damaged as a result of the shutdown, have returned to service. APS has been able to cover its loads with other resources, and does not currently expect the shutdown to have a material adverse effect on its financial position, results of operations or liquidity.

     General Rate Case

     On June 18, 2004, an Arizona Corporation Commission administrative law judge issued a procedural order extending the stay of the procedural schedule and discovery in the APS general rate case until at least July 20, 2004, to allow the parties to continue to participate in settlement discussions. For additional information regarding the rate case, see “General Rate Case and Retail Rate Adjustment Mechanisms” in Note 5 of Notes to Condensed Financial Statements in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.

     FERC Audit

          The Federal Energy Regulatory Commission (“FERC”) has been in the process of auditing numerous utilities’ compliance with its regulations. Such an audit of APS and its affiliates is currently in process. Certain instances of noncompliance with FERC regulations related to the administration of APS’ transmission tariff have been identified. APS is presently discussing these issues with the FERC staff and expects a public report to be issued later this year. APS currently expects, but cannot provide any assurance, that the resolution of these matters will not have a material adverse effect on its financial position, results of operations or liquidity.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIZONA PUBLIC SERVICE COMPANY (Registrant)

Dated: June 22, 2004	By:	Barbara M. Gomez

Barbara M. Gomez Vice President and Treasurer

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